Exhibit 99.1

Press Release

Community Valley Bancorp Reports Earnings for First Quarter 2006

(Chico, CA 4/13/06) – Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”) and CVB Insurance Agency, LLC (the “Agency”), today announced its financial results for the first quarter ended March 31, 2006.

First Quarter 2006 Highlights:

•                  Net income of $1,749,000 representing a 20.3% increase over the first quarter of 2005.

•                  Diluted earnings per share of $0.23, a 21% increase over the first quarter of 2005.

•                  Loans up 26.1% since March 31, 2005.

Keith Robbins, President and Chief Executive Officer, commented, “We are very pleased to start 2006 on such a positive note. Within the core bank operations, we saw a continuation of the key trends that drove our strong performance in 2005. The 20.3% increase in year-over-year quarterly earnings was driven by the 26.1% increase in loans and the favorable impact of the rising interest rate environment. Deposits also demonstrated solid growth, increasing 9.3%. Contributing significantly to that growth was our Corning office which opened in March of 2005 and has now grown to $21.6 million in deposits. “

First quarter earnings of $1,749,000 represent an increase of $295,000 over 2005 first quarter earnings of $1,454,000. On a diluted per share basis, first quarter earnings were $0.23 compared to $0.19 for the same period in 2005. The Company’s year-to-date return on average assets and return on average equity were 1.42% and 16.61% compared to 1.31% and 16.61% for the three months ended March 31, 2005.

Net interest income for the first quarter of 2006 of $7,541,000 was up $1,634,000 or 27.7%, compared with $5,907,000 for the first quarter of 2005. Increases were due to significant growth in earning assets, and an increase in the Company’s net interest margin of 80 basis points from 5.97% in the first quarter of 2005 to 6.77% for the current quarter. Overall, revenue sources continued to increase resulting in higher levels of fees and income from real estate construction and mortgage lending operations.

Non-interest income of $1,483,000 decreased 9.4% from the prior year’s first quarter level of $1,636,000. Decreases in gains on sales of loans and commissions realized from the sales of non-deposit investment products were the primary reasons for the year over year decrease. Non-interest expense of $5,760,000 increased 18.2% over the $4,874,000 reported for the first quarter of 2005. This was primarily due to increases in salaries paid as a result of normal cost of living raises, commissions paid to Butte Community Bank’s Real Estate Loan agents and new employees in support of the Company’s growth.

The efficiency ratio improved slightly to 63.83% during the first quarter 2006 compared to 64.61% for the period ended March 31, 2005. The efficiency ratio is expected to continue to improve as the newer branches continue to attract additional loans and deposits.

The Company continues to experience strong balance sheet growth with total assets increasing $47,768,000, or 10.4%, from $458,713,000 as of March 31, 2005, to $506,481,000 at March 31, 2006. Deposits grew over the same period by $37,993,000, or 9.3%, from $406,840,000 at March 31, 2005, to $444,833,000 at March 31, 2006. Loans, net of allowance for loan losses, increased $90,618,000, or 26.1%, from $347,801,000 at March 31, 2005, to $438,419,000 at March 31, 2006.

Interest-bearing deposits increased $45,020,000, or 14.2%, from $318,108,000 at March 31, 2005, to $363,128,000 at March 31, 2005. Non-interest bearing demand deposits decreased $7,027,000 from $88,732,000 at March 31, 2005 to $81,705,000 at March 31, 2006. This decrease was largely due to the reduction in deposits from a title company customer as activity in the real estate market has slowed.

Asset quality remains strong with only $309,000 in non-performing loans as of March 31, 2006, representing .07% of total loans compared to no non-performing loans at March 31, 2005. By comparison the industry average was 0.63% of total loans for the Company’s peer group, based on data provided as of December 31, 2005. There were no net charge-offs for the quarter ended March 31, 2006 compared to charge-offs of $1 thousand for the period ended March 31, 2005.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and CVB Insurance Agency, LLC, a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is California state-chartered with 13 branches in ten cities including Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City and Marysville. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

Community Valley Bancorp

Financial Highlights

First Quarter Comparison

March 31, 2006

FIRST QUARTER	March 31, 2006	March 31, 2005	CHANGE	% CHANGE

NET INCOME	$1,749,000	$1,454,000	$295,000	20.29%

DILUTED EARNINGS PER SHARE	$0.23	$0.19	$0.04	21.05%

RETURN ON ASSETS (ROAA)	1.42%	1.31%	0.11%	8.40%

RETURN ON EQUITY (ROAE)	16.61%	16.61%	0.00%	0.00%

FIRST QUARTER	March 31, 2006	March 31, 2005	CHANGE	% CHANGE

TOTAL ASSETS	$506,481,000	$458,713,000	$47,768,000	10.41%

TOTAL DEPOSITS	$444,833,000	$406,840,000	$37,993,000	9.34%

TOTAL LOANS	$438,419,000	$347,801,000	$87,071,000	26.05%

LOAN LOSS RESERVE TO LOANS	1.13%	1.21%	(0.08)%	(7.08)%

TOTAL NONPERFORMING LOANS	$309,000	$0	$309,000	(100.00)%

SHAREHOLDERS’ EQUITY	$43,134,000	$35,906,000	$7,228,000	20.13%

BOOK VALUE PER SHARE	$5.94	$4.92	$1.02	20.73%

TOTAL CAPITAL TO ASSETS	8.52%	7.83%	0.69%	8.81%

TOTAL RISK BASED CAPITAL RATIO	11.80%	12.60%	(0.80)%	(6.78)%